Consent of Independent Auditors

We consent to the incorporation by reference in Georgia-Pacific Corporation's Registration Statement (Form S-8) pertaining to the Unisource Worldwide, Inc. Retirement Savings Plan and in the related Prospectus of our report dated June 24, 1999, with respect to the financial statements and schedules of the Unisource Worldwide, Inc. Retirement Savings Plan included in its Annual Report (Form 11- K) for the year ended December 31, 1998.

We also consent to the incorporation by reference therein of our report dated October 28, 1998, with respect to the financial statements and our report dated December 15, 1998, with respect to the financial statement schedule of Unisource Worldwide, Inc. incorporated by reference in the Form 8-K of Georgia-Pacific Corporation filed with the Securities and Exchange Commission on July 15, 1999.

                                                     /s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 1, 2000